UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2024

Global Tech Industries Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-10210	[90-1604380]
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

511 Sixth Avenue, Suite 800

New York, NY 10011

(Address of Principal Executive Offices) (Zip Code)

(212) 204-7926

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c)(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	GTII	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2024, Global Tech Industries Group, Inc. (the “Company”) created the new executive position of Chief Operating Officer, and appointed Afshin Luke Rahbari to serve in that position effective as of May 1, 2024 (the “Effective Date”).

On July 2, 2024, the Company executed an at-will employment agreement (the “Agreement”) with Mr. Rahbari, which further memorialized his future appointment by the board of directors to Chief Executive Officer anticipated to occur on August 1, 2024, subject to the terms and conditions of the Agreement.

The Company had originally retained the services of Mr. Rahbari as a management consultant effective December 1, 2023 to assist the Company’s board of directors in refocusing its short and long-term corporate goals, including a retirement and succession plan for its senior management.

Mr. Rahbari’s Bio

Mr. Rahbari began his capital markets career in 1993 as a derivatives trader and equity options specialist on the Chicago Board Options Exchange (CBOE). In 2002, Mr. Rahbari was part of the management team involved in the sale of the firm to TD Bank. Mr. Rahbari then ran derivatives books in New York, London, and Chicago for TD bank. In 2007, Mr. Rahbari became the Chief Investment Officer for Peachtree Asset Management, establishing a London based Structured Settlement asset management for Peachtree Settlement Funding, which was one of the largest originators of Structured Settlements in the world. After the sale of Peachtree, Mr. Rahbari moved to Chicago and, along with his partners, established Equity Armor Investments (“EAI”) in 2011, a U.S. Securities and Exchange Commission registered RIA specializing in derivative and volatility strategies. From 2016 until present, Mr. Rahbari serves as Chief Executive Officer of EAI. Mr. Rahbari also has extensive experience in the trading and capital markets and has been active in several private, non-public firms as well. Mr. Rahbari has an MBA from the University of Chicago.

In connection with the appointments summarized above, there is no arrangement or understanding between Mr. Rahbari and any other persons pursuant to which Mr. Rahbari was appointed to his positions. There are no family relationships between Mr. Rahbari and any of the Company’s officers or directors. Other than as described below, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Rahbari has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Rahbari’s Employment Agreement Summary

In connection with Mr. Rahbari’s appointment as the Company’s Chief Operating Officer, as of May 1, 2024, and Chief Executive Officer, as of August 1, 2024, the Company entered into an at-will Employment Agreement (the “Employment Agreement”) with Mr. Rahbari (the “Term”). Mr. Rahbari’s compensation is equity based such that Mr. Rahbari is eligible to receive in tranches up to an aggregate of twenty-four million (24,000,000) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), through the fiscal year ending December 31, 2026. In addition, Mr. Rahbari may receive a discretionary performance-based bonus of ten million (10,000,000) shares of Common Stock upon the occurrence of certain performance goals and conditions as set forth in the Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Employment Agreement between Global Tech Industries Group, Inc. and Mr. Afshin Luke Rahbari.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Tech Industries Group, Inc.

Date: July 9, 2024	By:	/s/ David Reichman
	Name:	David Reichman
	Title:	Chairman & CEO